Exhibit 99.1

Span-America Reports Second Quarter 2015 Results

GREENVILLE, S.C.--(BUSINESS WIRE)--April 30, 2015--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported results for the second fiscal quarter ended March 28, 2015. Net sales for the second quarter of fiscal 2015 were up 2% to $15.0 million compared with $14.7 million in the second quarter of fiscal 2014. Net income for the second quarter of fiscal 2015 decreased by 13% to $773,000, or $0.26 per diluted share, compared with $891,000, or $0.30 per diluted share, in the second quarter of fiscal 2014.

“We are pleased with the excellent performance from M.C. Healthcare’s sales in the U.S. and Canada,” stated Jim Ferguson, president and chief executive officer of Span-America. “We also posted solid sales growth in our custom products segment compared with the second quarter last year. Our improved sales volume in these areas was partly offset by lower sales of our pressure management products during the second quarter. In addition, our sales and earnings results were reduced somewhat by having one less sales week in the second quarter of fiscal 2015 compared with fiscal 2014.

“Our earnings for the second quarter did not keep pace with our sales growth due to a less profitable sales mix in our medical and custom products segments. We also experienced higher material and labor costs in our custom products segment and an increase in research and development costs in our medical segment compared with the second quarter of last year.

“We expect our sales and earnings for the second half of fiscal 2015 to exceed those in the first half of this year,” continued Ferguson. “Quoting activity remains solid in our medical segment, and we expect to grow consumer bedding sales to the large retail customer that we regained in November 2014.”

Second Quarter Results

Sales for the second quarter of fiscal 2015 rose 2% to $15.0 million compared with $14.7 million in the second quarter of fiscal 2014. The sales increase came from solid growth from our M.C. Healthcare, consumer bedding and industrial product lines. Sales in the medical segment decreased by 1% to $11.1 million due to lower sales of pressure management product lines partly offset by an increase in sales of our M.C. Healthcare products. Sales in the custom products segment were up by 11% to $3.9 million due to volume growth from both our consumer bedding and industrial product lines. Sales results for the second quarter were adversely affected by having a 12-week quarter in 2015 compared with a 13-week quarter in the second quarter of 2014.

Medical Segment – Total medical sales decreased by 1% to $11.1 million in the second quarter of fiscal 2015 compared with $11.2 million in the second quarter last year. The decline in medical sales from the prior year was due to lower sales volume within our pressure management product lines and one less week of sales in the second fiscal quarter of 2015 compared with the same quarter in fiscal 2014.

Sales of M.C. Healthcare beds and related products increased by 21% to $2.6 million compared with $2.1 million in the second quarter last year. The M.C. Healthcare sales growth was broad-based across our main bed products. Our newest Encore® bed was a sales leader for M.C. Healthcare in the second quarter.

Sales of Span-America’s other medical product lines decreased by 6% to $8.5 million compared with $9.0 million in the second quarter of fiscal 2014. Sales in our largest product line, therapeutic support surfaces, were down by 1% to $6.1 million compared with $6.2 million in the second quarter last year. Within the therapeutic support surface group, sales of our powered products, including the newest PressureGuard® Custom Care® and Protocol® products, increased by 3% while sales of our non-powered products decreased by 8% compared with the second quarter last year. Sales of all other pressure management products, including overlays, positioners, Selan®, seating and fall protection products, decreased by 15% during the second quarter to $2.4 million compared with $2.9 million in the year-earlier quarter.

Custom Products Segment – Total custom products sales increased by 11% in the second quarter to $3.9 million compared with $3.5 million in the second quarter last year. Most of the sales growth came from our consumer bedding products, which increased by 11% to $3.0 million compared with $2.7 million in the second quarter last year. The consumer sales growth was about evenly divided between new sales to the large retail customer that we regained in November 2014 and consumer sales to other new customers, partially offset by declines in sales to existing customers.

Sales from our industrial product lines, included within the custom products segment, rose 11% to $935,000 in the second quarter of fiscal 2015 compared with $839,000 in the same quarter last year. This marked our seventh consecutive quarterly increase in industrial product line sales, which have benefited from the strong manufacturing economy in our region. Industrial sales growth in the second quarter came from sales to new and existing customers primarily in the automotive and packaging markets.

Earnings – Our earnings results for the second quarter were adversely affected by a less profitable sales mix, resulting in lower gross margins in both the medical and custom products segments. Total gross profit decreased 5% to $5.0 million compared with $5.3 million in the second quarter last year, and our gross margin percentage decreased to 33.1% compared with 35.7% in the same quarter last year. The decreases in gross profit dollars and gross margin percentage were the result of the changes in sales mix and higher consumer material and labor costs.

Selling and marketing expenses were level at $2.6 million in the second quarter this year and last year, as higher commission and marketing expenses were offset by lower shipping costs. R&D expenses increased by 15% to $316,000 due to new product development projects in the medical segment. Administrative expenses increased by 9% to $1.1 million due to higher costs for incentive compensation, medical insurance and property/casualty insurance.

Operating income decreased by 31% to $925,000 for the second quarter this year compared with $1.3 million in the second quarter last year. Non-operating income increased significantly to $172,000 in the second quarter this year compared with $16,000 in the same quarter last year due to a realized foreign currency gain of $127,000 and a gain on the sale of assets of $47,000 in this year’s second quarter. Net income for the second quarter decreased by 13% to $773,000, or $0.26 per diluted share, compared with $891,000, or $0.30 per diluted share, in the second quarter last year. The decreases in operating income and net income were due primarily to the decline in gross profit level combined with slightly higher operating expenses during the second quarter this year compared with the same quarter last year.

Year-to-Date Results

For the first half of fiscal 2015, total sales rose 4% to $30.8 million compared with $29.6 million in the first half of last fiscal year. The first-half sales increase benefited from higher medical segment sales and to a lesser extent from sales of our industrial product lines, which are part of the custom products segment.

Total medical sales, including M.C. Healthcare, for the first half of fiscal 2015 increased by 10% to $23.9 million compared with $21.8 million in the first half of last fiscal year. Sales of M.C. Healthcare products were up 33% to $6.0 million in the first half of this year compared with $4.5 million in the same period last year. The increase is due to broad-based growth in sales of our beds and related products, led by higher volume of our new Encore® bed.

Sales of pressure management product lines, which include all medical products except M.C. Healthcare, were up 4% to $17.9 million during the first half of fiscal 2015 compared with $17.2 million in the same period of fiscal 2014. Sales of therapeutic support surfaces rose 8% to $12.6 million compared with $11.7 million in the same period last year. Product leaders within the therapeutic support surface group included our newest products, the Geomattress® Ultramax® as well as our PressureGuard Custom Care and Protocol support surfaces.

In the custom products segment, sales for the first half of fiscal 2015 were down 13% to $6.8 million compared with $7.8 million in the first half of fiscal 2014. Consumer sales for the first half of fiscal 2015 decreased by 20% to $4.9 million from $6.1 million in the same period last year due primarily to the loss of a large retail customer in February 2014 that was not regained until November 2014. Industrial sales rose 12% to $1.9 million during the first half of this year compared with $1.7 million in the same period last year.

Net income for the first half of fiscal 2015 increased 12% to $1.7 million, or $0.58 per diluted share, compared with $1.6 million, or $0.52 per diluted share, in the same period last year. The increase in earnings for the first half of fiscal 2015 was the result of higher sales volume in our medical segment, particularly among our M.C. Healthcare product lines.

Future Outlook

“We are optimistic about Span-America’s sales and earnings performance in the second half of fiscal 2015,” continued Ferguson. “We expect sales and earnings for the remainder of this fiscal year to be higher than in the first half of fiscal 2015 due to anticipated sales growth of medical and custom products. We continue to experience increased quoting opportunities for medical products across our product lines. We also expect sales volumes to grow in our custom products segment based on increased demand from the large retail customer we regained as well as from other customers for our consumer bedding products. We also expect to report higher sales of industrial products based on the continued health of our regional economy.

“We expect to introduce two innovative new products in our medical segment in the second half of fiscal 2015. We believe these products will enhance our existing product lines and increase the potential for sales growth in our market segments. We also remain optimistic about opportunities to grow sales by combining our M.C. Healthcare beds with our broad line of proprietary therapeutic support surfaces,” concluded Ferguson.

Conference Call

The company will conduct a conference call at 10:00 a.m. ET on Friday, May 1, 2015, to review the Company’s financial and operating results for the second quarter ended March 28, 2015. A live broadcast of the conference call will be available online at www.spanamerica.com under Investor Relations on the About Us tab. The online replay will follow immediately and continue for 30 days.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. We also supply custom foam and packaging products to the consumer and industrial markets. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the M.C. Healthcare Products brands of Encore™, Maxxum, Advantage and Rexx bed frames as well as related case goods, tables and seating products for the long-term care market. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com and www.mchealthcare.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding, among other things, our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “may,” “believes,” “anticipates,” “should” and “expects,” and are based on the company’s current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the inability to achieve anticipated sales growth in the medical and custom products segments, (b) the possibility of a loss of a key customer or distributor for our products, (c) risks related to international operations and foreign currency exchange associated with our Canadian subsidiary, (d) the possibility of having material uncollectible receivables from one or more key customers or distributors, (e) the potential for volatile pricing conditions in the market for polyurethane foam, (f) raw material cost increases, (g) the possibility that some or all of our medical products could be determined to be subject to the 2.3% medical device excise tax imposed by the Affordable Care Act, (h) the potential for lost sales due to competition from low-cost foreign imports, (i) changes in relationships with large customers or key suppliers, (j) the impact of competitive products and pricing, (k) government reimbursement changes in the medical market, (l) FDA and Health Canada regulation of medical device manufacturing and (m) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Statements of Income (Unaudited)

		Three Months Ended			Six Months Ended
		March 28,	March 29,		March 28,	March 29,
		2015	2014	% Chg.	2015	2014	% Chg.

	Net sales	$15,033,618	$14,708,529	2%	$30,754,293	$29,561,806	4%
	Cost of goods sold	10,051,750	9,455,352	6%	20,323,444	19,520,834	4%
	Gross profit	4,981,868	5,253,177	-5%	10,430,849	10,040,972	4%
		33.1%	35.7%		33.9%	34.0%

	Selling and marketing expenses	2,612,904	2,603,881	0%	5,373,139	5,090,929	6%
	Research and development expenses	316,250	274,137	15%	595,928	562,907	6%
	General and administrative expenses	1,127,917	1,034,368	9%	2,192,920	2,041,333	7%
		4,057,071	3,912,386	4%	8,161,987	7,695,169	6%

	Operating income	924,797	1,340,791	-31%	2,268,862	2,345,803	-3%
		6.2%	9.1%		7.4%	7.9%
	Non-operating income (expense):
	Interest expense	(3,125)	(3,125)	0%	(6,285)	(6,319)	1%
	Other	174,766	19,015	819%	244,186	28,327	762%
	Net non-operating income (expense)	171,641	15,890	980%	237,901	22,008	981%

	Income before income taxes	1,096,438	1,356,681	-19%	2,506,763	2,367,811	6%

	Income taxes	323,000	466,000	-31%	763,000	811,000	-6%
	Net income	$773,438	$890,681	-13%	$1,743,763	$1,556,811	12%
		5.1%	6.1%		5.7%	5.3%

	Net income per common share:
	Basic	$0.26	$0.30	-14%	$0.59	$0.53	11%
	Diluted	0.26	0.30	-14%	0.58	0.52	11%

	Dividends per common share (1)	$0.15	$0.14	7%	$1.30	$0.28	364%

	Weighted average shares outstanding:
	Basic	2,979,097	2,945,416	1%	2,969,895	2,936,416	1%
	Diluted	3,005,951	2,991,406	0%	3,000,877	2,984,324	1%

	Supplemental data:
	Depreciation expense	$212,195	$209,597	1%	$423,488	$389,391	9%
	Amortization expense	87,103	112,401	-23%	182,591	250,842	-27%

(1)

Dividends per share for the six months ended March 28, 2015, include a special dividend of $1.00 per share declared on November 12, 2014 and paid on January 7, 2015 to shareholders of record on December 17, 2014.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Balance Sheets

	March 28,	Sept. 27,
	2015	2014
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$4,758,488	$6,865,931
Accounts receivable, net of allowances	7,917,388	5,851,822
Inventories	5,760,302	7,395,955
Deferred income taxes	272,651	271,828
Prepaid expenses	844,151	760,967
Total current assets	19,552,980	21,146,503

Property and equipment, net	4,523,818	4,888,096
Goodwill	4,020,342	4,291,843
Intangibles, net	2,430,674	2,860,260
Other assets	3,088,213	2,660,132
	$33,616,027	$35,846,834

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,952,778	$2,477,198
Accrued and sundry liabilities	2,263,105	2,051,662
Total current liabilities	5,215,883	4,528,860

Deferred income taxes	151,433	160,685
Deferred compensation	416,698	457,457
Total long-term liabilities	568,131	618,142

Total liabilities	5,784,014	5,147,002

Shareholders' equity:
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,991,192 (March 28, 2015) and 2,962,007 (Sept. 27, 2014)	3,421,081	3,064,658
Additional paid-in capital	920,152	906,834
Retained earnings	25,625,819	27,735,768
Accumulated other comprehensive loss	(2,135,039)	(1,007,428)
Total shareholders' equity	27,832,013	30,699,832

	$33,616,027	$35,846,834

Note: The Balance Sheet at September 27, 2014 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer